                                                                    EXHIBIT 99.1

                         CAPITAL ACCUMULATION PLAN for
                         EMPLOYEES OF PFF BANK & TRUST

                 Financial Statements and Supplemental Schedule

                           December 31, 1999 and 1998

                  (With Independent Auditors' Report Thereon)

                         CAPITAL ACCUMULATION PLAN for
                         EMPLOYEES OF PFF BANK & TRUST

            Index to Financial Statements and Supplemental Schedules


                                                                    Page

Independent Auditors' Report                                         1
Statements of Net Assets Available for Benefits,
December 31, 1999 and 1998                                           2
Statements of Changes in Net Assets Available for Benefits,
Years ended December 31, 1999 and 1998                               3
Notes to Financial Statements                                        4
Schedule
Schedule of Assets Held for Investment Purposes at End of Year      10

                          Independent Auditors' Report

The Plan Administrator
Capital Accumulation Plan
 for Employees of PFF Bank & Trust:

We have audited the accompanying statements of Net Assets Available for Benefits of the Capital Accumulation Plan for Employees of PFF Bank & Trust (the Plan) as of December 31, 1999 and 1998 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998 and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                   KPMG, LLP

Orange County, California
June 21, 2000

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998


(1)  Description of Plan

     The following description of the Capital Accumulation Plan for Employees of PFF Bank & Trust (the Plan), formerly Pomona First Federal Savings and Loan Association Capital Accumulation Plan, provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     (a)  General

          The Plan is a defined contribution plan covering all eligible employees of PFF Bank & Trust and its subsidiaries (the Bank or Plan Sponsor). Employees become eligible for participation in the Plan upon 6 months of employment. Participants must complete 501 hours of service to share in the employer's matching contribution. In order to become a participant, each eligible employee authorizes contributions by filing a 401(k) enrollment/change of status election. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

          In December 1994, the Bank amended and restated the Plan by adopting the Union Bank Non-Standardized 401(k) Profit Sharing Adoption Agreement. In January 1999, the Bank amended and restated the Plan by adopting a nonstandardized Code 401(k) profit sharing plan which named PFF Bank and Trust, Trust and Investment Services Division as trustee.

     (b)  Contributions

          No contribution is required by the Bank; however, at the discretion of its Board of Directors, the Bank may contribute out of its income and/or accumulated earned surplus an amount equal to a specified percentage of the tax-deferred contribution of the participants or a profit sharing contribution with the amount to be determined by the Board of Directors. From inception of the Plan through July 3, 1997, the maximum annual participant contribution was 15% of the participant's annual salary, as defined within the Plan. Beginning July 4, 1997 and thereafter, to avoid violating IRS regulations, the maximum annual contribution is 8%, 7% and 5% for "non-highly" compensated employees, "highly compensated" employees and "executives," respectively. For 1999 and 1998, the Bank chose to match the participants' contributions at a rate of 100% of the first 1% and 50% of the next 6% of contributions. For "highly compensated" participants and "executives", the Bank chose to match 50% of the participants contributions up to 7% for 1999 and 1998. Forfeitures of matching contributions are used to reduce the Bank's matching contributions. For the years ended December 31, 1999 and 1998, participant forfeitures totaled $26,293 and $18,539, respectively. No profit sharing contribution was made for either 1999 or 1998.

     (c)  Participant Accounts

          Each participant's account is credited with the participant's contribution and allocation of (a) the Bank's contribution and (b) Plan earnings. Allocations other than the Bank's matching contributions are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998

   (d)  Participants Loans

        Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 reduced by the highest outstanding loan balance during the preceding 12 months or 50% of their vested account balance. Loan repayments are to be made over a period not to exceed 5 years except loans for the purchase of a primary residence in which case payment may exceed 5 years. The loans are secured by the balance in the participant's account and bear interest at a rate of prime plus 1%. Participants pay a $50 origination fee for each loan advanced to them.

   (e)  Vesting

        Participation in the Plan is voluntary. Employee contributions and the earnings as a result of each participant's contributions are 100% vested and nonforfeitable. The Bank's contributions vest to participants in accordance with a specified schedule with 100% vesting occurring after 5 years of service, on the participant's attaining age 65, or on the participant's death or total and permanent disablement.

   (f)  Payment of Benefits

        On termination of service, a participant may elect to receive either a lump-sum amount equal to the vested balance of his or her account or annual (or more frequent) installments over a period not to exceed the life expectancy of the participant.

(2) Summary of Significant Accounting Policies

   (a)  Basis of Presentation

        The accompanying financial statements have been prepared on the accrual basis of accounting.

   (b)  Trust Fund Managed by Investment Advisory Committee

        Under the terms of the Plan, the assets of the Plan are placed in trust (the Trust), and are held under the trusteeship of PFF Trust and Investment Services (PFF Trust). Assets are managed under the direction of Employee Compensation and Benefits Committee of the Bank's Board of Directors (the Committee). The Committee has delegated certain of its ordinary management and investment responsibilities to certain members of the Bank's Executive Committee and the Human Resources Director. Committee members are appointed for an indefinite term by the Bank's Board of Directors. The Committee has full discretionary authority to administer the Plan and the trust agreement.

        The investments and changes therein of these trust funds have been reported by PFF Trust as having been determined through the use of fair market values based upon quotations obtained from national securities exchanges or latest bid prices. Security transactions are accounted for on a trade-date basis. Realized gains and losses on the sale of investments are computed using the average cost method. Participant loans are valued at their outstanding balance which approximates fair value.

   (c)  Disclosure about Fair Value of Financial Instruments

        Substantially all of the Plan's financial instruments are carried at fair value or amounts approximating fair value.

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998

   (d)  Use of Estimates

        Certain estimates and assumptions have been made relating to the reporting of Plan assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (e)  Reclassifications

        Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

   (f)  Administrative Expenses

        All administrative expenses of the Plan were paid directly by the Bank in 1999 and 1998 except for participant loans origination fees.

(3)  Investments

     In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters (SOP 99-
     3). SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending December 31, 1999 with earlier application encouraged. The Plan adopted SOP 99-3 during the Plan year ending December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs is not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reclassified with the current year's presentation.

     The following table presents the cost and fair values of those investments at December 31, that represent 5% or more of the Plan's net assets.

                                                                  December 31, 1999
                                                   ----------------------------------------------
         Identity of party and
         description of asset                                Cost                   Fair value
------------------------------------------         --------------------      -------------------

PFF Bancorp, Inc. Stock                            $       3,932,958                 4,434,705
Capital Preservation Fund                                  2,828,333                 2,828,335
Federated Stock Trust Fund                                 1,610,001                 1,470,836
Federated Max-Cap Institutional Fund                       2,463,402                 2,830,242
Janus Worldwide Fund                                         847,849                 1,276,303
Janus Balanced Fund                                        1,438,781                 1,628,189
                                                   -----------------         -----------------

       Total                                       $      13,121,324                14,468,610
                                                   =================         =================

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998

                                                                     December 31, 1998
                                                      ----------------------------------------------
          Identity of party and
          description of asset                                Cost                   Fair value
------------------------------------------            --------------------      --------------------
PFF Bank & Trust Certificates of Deposit:
   Fixed rate                                         $    2,041,509                 2,041,509
Highmark Diversified Money Market                          3,744,547                 3,744,547
Vanguard Wellington Fund                                   1,696,776                 1,803,418
Franklin Small Cap Growth Fund                             1,476,557                 1,552,226
PFF Bancorp, Inc. Stock Fund                               2,872,662                 3,446,688
                                                      --------------            --------------

       Total                                          $   11,832,051                12,588,388
                                                      ==============            ==============

   Allocation of Plan Assets


   Employee contributions are allocated to various funds based on the election made by each participant. Net income or loss of each fund is allocated on the basis of the proportionate asset balance of each participant as of the previous valuation date after adjustment for withdrawals, distributions and other additions or subtractions that may be appropriate. Under the daily valuation record-keeping system, earnings are allocated on the basis of current shares held in each participant's account and the accounts are valued daily.

   A description of each investment fund follows:

 . Federated Money Market Trust Fund - The fund seeks to preserve capital while returning a market rate of return.

 .  Federated Capital Preservation Fund - The fund invests in Guaranteed
   Investment Contracts (GICs) issued by major U.S. and Canadian life insurance companies, and other stable value products.

 . Federated Intermediate Income Bond Fund - The fund seeks current income consistent with capital preservation, by investing in U.S. government and corporate fixed-income securities.

 . Janus Balanced Fund - The fund seeks long-term growth of capital by investing primarily in equity and debt securities.

 . Federated Max-Cap Fund - The fund attempts to provide investment results that approximate the price and yield performance of the Standard & Poor's 500 Composite Index

 . Federated Stock Trust - The fund is designed for investors who seek growth of income and capital.

 . Berger Small Company Growth Fund - The fund seeks capital preservation by investing primarily in equities issued by companies with capitalizations of less than $1 billion.

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998


 . Janus Worldwide Fund - The fund seeks long-term growth of capital consistent with preservation of capital by primarily investing in foreign and domestic common stocks.


 . Federated Managed Income Fund - The fund seeks income by investing in 500 or more securities and across as many as 9 different asset classes.

 . Federated Managed Growth & Income - The fund seeks stable income and some growth by investing in 500 or more securities and across as many as 9 different asset classes.

 . Federated Managed Growth Fund - The fund seeks growth by investing in 500 or more securities and across as many as 9 different asset classes.

 . Federated Managed Aggressive Growth Fund - The fund seeks high returns despite the significant risks by investing in 500 or more securities and across as many as 9 different asset classes.

 . Federated Prime Obligation Fund - Proceeds from the liquidation of mutual funds are invested at a market rate of return until the assets are reinvested.

 . Franklin Small Cap Growth Fund - The fund seeks long-term capital appreciation by investing in equity securities of companies with a market capitalization of less than $1 billion.

 . T. Rowe Price International Stock Fund - The fund seeks total return from long-term growth of capital and income by investing primarily in common stocks of established foreign issuers.

 . Vanguard Index Trust 500 Portfolio - The fund seeks to track, as closely as possible, the investment performance of the S&P 500 Index by investing in each of the Index's 500 stocks according to each stock's weighting in the index.

 . Vanguard Wellington Fund - The fund seeks to provide conservative investors with conservation of principal and reasonable current income and profits without undue risk, by investing in common stocks and bonds.

 . Vanguard Total Bond Market Portfolio - The fund seeks to replicate the total return of the Lehman Brothers Aggregate Bond Index by investing primarily in securities listed in the index.

 . Certificates of Deposit - Fixed - The Fixed Rate Certificate of Deposit pays a market rate of return for a fixed term of one year.

 .  PFF Bancorp, Inc. Stock Fund - Stock fund assets are invested in PFF Bancorp,
   Inc. common stock and cash and cash equivalents. PFF Bancorp, Inc., is the holding company of the Plan's sponsor, the Bank.

 . Highmark Diversified Money Market - Proceeds from the liquidation of mutual funds are invested at a market rate of return temporarily until the assets are reinvested.

(4)  Plan Termination

   Although the Bank has not expressed any intent to terminate the Plan, it may do so at any time subject to the provisions of ERISA. In the event the Plan is terminated, all participants become 100% vested in their account balances.

                         CAPITAL ACCUMULATION PLAN FOR
                         EMPLOYEES OF PFF BANK & TRUST

                         Notes to Financial Statements

                          December 31, 1999 and 1998


(5)  Federal Income Taxes

     The Internal Revenue Service has determined and informed the Bank by a letter dated July 24, 1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since then. The Bank and the Plan's tax counsel believe that the Plan as amended is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(6)  Related Party Transactions

     The Plan had zero and $2.04 million on deposit at December 31, 1999 and 1998, respectively, in certificates of deposit at the Bank, the employer. The Plan held 228,888 and 215,418 shares of common stock of PFF Bancorp, Inc. at December 31, 1999 and 1998, respectively. In addition, the Bank was Trustee for all assets of the Plan.

                          CAPITAL ACCUMULATION PLAN FOR
                          EMPLOYEES OF PFF BANK & TRUST

                 Statement of Net Assets Available for Benefits

                           December 31, 1999 and 1998

                                                                          1999                  1998
                                                                      -----------           -----------
Investments:
     Cash and cash equivalents                                        $    16,137             3,743,968
     Certificates of deposit                                                   --             2,041,509
     Mutual funds                                                      11,332,776             3,965,759
     Common stock                                                       4,434,705             3,446,688
     Loans to participants                                                536,400               530,603
                                                                      -----------            ----------
                 Total investments at fair value                       16,320,018            13,728,527

Receivables:
     Employer contribution                                                463,437               384,371
     Participants' contributions                                               --                25,087
                                                                      -----------            ----------
                 Net assets available for plan benefits               $16,783,455            14,137,985
                                                                      ===========            ==========

See accompanying notes to financial statements.

                          CAPITAL ACCUMULATION PLAN FOR
                          EMPLOYEES OF PFF BANK & TRUST

            Statement of Changes in Net Assets Available for Benefits

                     Years ended December 31, 1999 and 1998

                                                                            1999                  1998
                                                                      ------------------    ------------------
Contributions:
     Employer (note 1)                                                  $   463,437               384,281
     Participants                                                           950,755               816,170
                                                                        -----------           -----------
                                                                          1,414,192             1,200,451
                                                                        -----------           -----------
Investment income:
     Interest and dividends earned on investments                           568,743               360,940
     Realized and unrealized gains                                        2,025,735               130,927
                                                                        -----------           -----------
                                                                          2,594,478               491,867
                                                                        -----------           -----------
                     Total additions                                      4,008,670             1,692,318
                                                                        -----------           -----------
Deductions from net assets attributed to:
     Benefit paid to participants                                         1,361,800             1,275,488
     Loan fees (note 1)                                                       1,400                    --
                                                                        -----------           -----------
                 Total deductions                                         1,363,200             1,275,488
                                                                        -----------           -----------
                 Increase in net assets available for benefits            2,645,470               416,830

Net assets available for benefits:
     Beginning of year                                                   14,137,985            13,721,155
                                                                        -----------           -----------
     End of year                                                        $16,783,455            14,137,985
                                                                        ===========           ===========

See accompanying notes to financial statements.

                                                                      Schedule 1
                          CAPITAL ACCUMULATION PLAN FOR
                          EMPLOYEES OF PFF BANK & TRUST

         Schedule of Assets Held for Investment Purposes at End of Year

                                December 31, 1999

                                               Description of investment
                                           including maturity date, rate of
   Identity of issue, borrower,              interest, collateral, par, or                                    Current
      lessor or similar party                       maturity value                        Cost                 value
------------------------------------    ----------------------------------------    ----------------       --------------
*PFF Bancorp, Inc.                      Common Stock 228,888 shares                    $3,932,958             4,434,705

Federated Capital Preservation
     Fund                               Mutual Fund 282,833 units                       2,828,333             2,828,335

Federated Intermediate Income
     Bond Fund                          Mutual Fund 16,550 units                          164,606               157,891

Federated Money Market Trust            Mutual Fund 7,291 units                             7,291                 7,291

Federated Managed Growth Fund           Mutual Fund 8,238 units                           105,320               111,375

Federated Stock Trust Fund              Mutual Fund 40,766 units                        1,610,001             1,470,836

Federated Max-Cap Fund                  Mutual Fund 94,625 units                        2,463,402             2,830,242

Berger Small Company Growth             Mutual Fund 97,877 units                          405,588               627,459

Federated Managed Aggressive
     Growth Fund                        Mutual Fund 7,180 units                           100,118               110,063

Janus Worldwide Fund                    Mutual Fund 16,699 units                          847,849             1,276,303

Janus Balanced Fund                     Mutual Fund 69,610 units                        1,438,781             1,628,189

Federated Managed Income Fund           Mutual Fund 12,097 units                          129,170               124,722

Federated Managed Growth
     and Income Fund                    Mutual Fund 13,658 units                          159,835               160,070

Federated Prime Obligation Fund         Money Market                                       16,137                16,137

Participants loans                      79 loans with interest rates ranging
                                          from 7.29% to 10%                                    --               536,400
                                                                                      -----------            ----------
                                                                  Total               $14,209,389            16,320,018
                                                                                      ===========            ==========

* Denotes a party in interest.

See accompanying independent auditors' report.

                                      10